Exhibit 2.1

STOCK PURCHASE AGREEMENT

Agreement made the _____ day of March, 2000, among Harold Alexander (“Alexander”), John Ricci (“Ricci”), Harriet Naiman (“Naiman”), Margaret Miller (“Miller”) (together herein referred to as the “Sellers”) and Bio-Lok International, Inc., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, Sellers are the owners of One Hundred Five (105) shares of common stock, representing 100% of the common shares issued and outstanding, of Orthogen Corporation, a New Jersey corporation (the “Company”), which common stock of the Sellers is herein called the “Shares”; and

WHEREAS, the Company has authorized Two Thousand Five Hundred (2,500) shares of common stock, having no par value per share, all of which shares are designated common stock and have the same rights and privileges; and

WHEREAS, Sellers wish to sell the Shares to Buyer and Buyer wishes to acquire the Shares from Sellers on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
INCORPORATION OF RECITALS

All of the recitals set forth above are incorporated herein by reference.

ARTICLE II
DEFINITIONS

The following terms, as used herein, have the following meanings:

"Affiliate" of a Person means a Person, who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

"Agreement" has the meaning set forth in the introductory paragraph.

"Financial Statements" has the meaning set forth in Section 4.10.

"Buyer" means Bio-Lok International, Inc.

"Buyer Shares" has the meaning set forth in Section 3.2.

"Closing" has the meaning set forth in Section 3.5.

"Closing Date" has the meaning set forth in Section 3.5.

"Common Stock" means the voting common stock of the Company.

"Company" means Orthogen Corporation.

"Environmental Permits" means federal, state and local governmental liens, permits and other authorizations and approvals, whether foreign or domestic, which relate to the business of a Person as it may be affected by the environment or to public health and safety or worker health and safety as they may be affected by the environment.

"ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

"Evaluation Material" has the meaning set forth in Section 7.4.

"Financial Statements" has the meaning set forth in Section 4.10.

"Handling Hazardous Substances" has the meaning set forth in Section 4.5.

"Hazardous Emissions" has the meaning set forth in Section 4.5.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

"Intellectual Property" has the meaning set forth in Section 4.16.

"Inventory" has the meaning set forth in Section 4.6.

"Leases" and "Lease" have the meanings set forth in Section 4.15.

"Licenses and Permits" has the meaning set forth in Section 4.8.

"Material Contract" means each contract, agreement or commitment of a Person other than Leases:

(a) upon which any substantial part of such Person's business is dependent or which, if breached, could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations o the business of such Person;

(b) which provides for aggregate future payments of more than $5,000, except for purchase orders or sale orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $10,000;

(c) which extends for more than one year from the date hereof and is not cancelable by either party on 30 days' notice;

(d) which provides for the sale, after the date hereof and other than in the ordinary course of business, of any of its assets;

(e) which relates to the employment, retirement or termination of the services of any officer of former officer; or

(f) which contains covenants pursuant to which any other Person has agreed not to compete with any business conducted by such Person or not to disclose to other information concerning such Person.

Collectively, the material contracts of such Person are referred to as "Material Contracts."

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plans" means all employee benefit plans and programs including, without limitation, all retirement, savings and other pension plans.

"Permitted Exceptions" has the meaning set forth in Section 4.14.

"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.

"Real Property" means all of the real property, together with the fixtures and other improvements located thereon and the appurtenances thereto, owned by a Person.

"Securities Act" means the Securities Act of 1933, as amended.

"Sellers" means Harold Alexander, John Ricci, Harriett Naiman and Margaret Miller.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code section 59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alterative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Welfare Plans" means all health, severance, insurance, disability and other employee welfare plans.

ARTICLE III
TRANSFER OF SHARES

3.1 Stock Being Transferred. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 3.5 hereof, the Sellers shall sell, transfer, assign and deliver the Shares to the Buyer, and the Buyer shall acquire the Shares from the Sellers, free and clear of all liens, charges, or encumbrances of whatsoever nature.

3.2 Purchase Price. In consideration of the sale of the Shares by Sellers to Buyer, Buyer shall deliver to Sellers at the Closing a certificate or certificates in an aggregate of Four Hundred Thousand (400,000) shares of Buyer's common stock, $.01 par value (the "Buyer Shares").

3.3 Buyer Shares Restricted. The Buyer Shares shall be "restricted" shares within the meaning of Securities and Exchange Commission Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), and accordingly the certificate or certificates representing the Buyer Shares shall bear a restrictive legend in accordance with the requirements of Rule 144.

3.4 No Representation of Value. The Sellers hereby confirm that neither the Buyer, any officer, director or shareholder of the Buyer, or any agent of or professional employed by the Buyer, has made any representation to the Sellers as to the present or future value of the Buyer Shares or any other securities of the Buyer, nor has Buyer or any such person made any representation with respect to the ability of the Sellers to sell all or any part of the Buyer Shares at the current market price or any other price. Further, the Sellers hereby confirm their understanding that the future bid or asking price of Buyer's common stock, including the Buyer Shares, may not bear any relationship to the net tangible book value of Buyer's common stock and, further, may be unrelated to any other generally accepted method of valuation of the Buyer Shares.

3.5 Closing. The closing of the purchase and sale contemplated herein (the "Closing") shall take place at the offices of Buyer, 312 S. Military Trail, Deerfield Beach, Florida 33442, on or about March _____, 2000 (the "Closing Date") or at another time or location mutually agreeable to the Sellers and the Buyer.

3.6 Deliveries at Closing by Sellers.

a. At Closing, the Sellers shall deliver to Buyer (i)certificates representing the Shares, with stock powers endorsed in blank with Medallion signature guarantees, and with all necessary transfer tax stamps attached; (ii) the stock books, stock ledgers, minute books and seals of the Company; (iii) a current certificate of good standing for the Company issued by the New Jersey Secretary of State; and (iv) all other items required to be delivered by Sellers to Buyer at or prior to Closing under this Agreement, including, without limitation, a legal opinion reasonably satisfactory to Buyer, containing limitations and qualifications typically associated with opinion letters delivered in transactions of the nature described in this Agreement, to the effect that:

(1) The Company is duly incorporated and a validly existing corporation in good standing under the laws of the State of New Jersey, and is duly qualified to carry on its business and is in good standing in any state in which it does business;

(2) Sellers have the requisite capacity, power and authority to execute and deliver, this Agreement and the other documents and the transactions contemplated herein.

(3) The execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations hereunder, and the consummation of the transactions contemplated herein will not result in the breach of or violate any term or provision of the articles or by-laws of the Company, or any contract, agreement, judgment, order, decree or award, to which the Company or either of the Sellers is subject, nor, to the best of knowledge of the Sellers, any law, rule, or regulation, to which the Company is subject.

(4) The Shares have been duly issued to the Sellers and are fully paid and non-assessable.

(5) The Agreement has been duly executed and delivered by Sellers; and the Agreement and all documents delivered pursuant to the terms hereof are valid and binding on Sellers and are enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity.

(6) To the best of their knowledge, no consent of any party other than the Sellers, and, to the best of Sellers' knowledge, no consent, license, approval or authorization of, or registration or declaration with, any governmental bureau or agency is required in connection with the execution, delivery, performance, validity and enforceability of this Agreement.

(7) Sellers' sale and assignment of the Shares and the delivery of the shares to Buyer shall vest in Buyer good and valid title to the Shares free and clear of any lien, encumbrance, or adverse claim.

(8) Such other matters as are customary in connection with transactions of this kind.

b. Sellers shall also deliver to Buyer at Closing:

(1) Sellers' executed non-competition, non-solicitation and confidentiality agreement in the form of Exhibit 3.6(b)(1) hereto.

(2) A certificate of Sellers that the representations, warranties, covenants and agreements of Sellers in this Agreement shall be true, accurate and complete both on the date of the Agreement and at Closing and that the Sellers have conformed and complied with all agreements, covenants and conditions required by this Agreement on their part to be performed or complied with prior to or at Closing.

3.7 Deliveries at Closing by Buyer.

At Closing, the Buyer shall deliver to Sellers:

a. Buyer's certificate or certificates for the Buyer Shares issued in the names of Sellers individually, allocated in proportion to their respective holdings of issued and outstanding common stock of the Company.

b. An opinion of counsel to Buyer, reasonably satisfactory to Sellers, to the effect that:

(1) Buyer is duly incorporated and a validly existing corporation in good standing with the laws of the State of Delaware, and is duly qualified to carry on its business and is in good standing in any state in which it does business and is required to qualify;

(2) Buyer has the requisite power and authority to execute and deliver, and has taken all necessary corporate action to authorize the execution and delivery of, this Agreement and the other documents in the transactions contemplated herein;

(3) The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder, and the consummation of the transactions contemplated herein will not result in the breach of or violate any term of provision of the articles or by-laws of the Buyer nor, to the best knowledge of counsel, any contract, agreement, law, rule, regulation, judgment, order, decree or award to which the Buyer is subject;

(4) When issued to the Sellers, the Buyer Shares shall be duly issued, full-paid and non-assessable;

(5) The Agreement has been duly executed and delivered by Buyer;

(6) The Agreement and all documents delivered pursuant to the terms hereof are valid and binding on Buyer and are enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity. To the best knowledge of counsel, no consent of any party other than the Buyer, and no consent, license, approval or authorization of, registration or declaration with, any governmental bureau or agency is required in connection with the execution, delivery, performance, validity and enforceability of this Agreement.

(7) Buyer's sale and assignment of the Buyer Shares and the delivery of the Buyer Shares to Sellers shall vest in Sellers good and valid title to the Buyer Shares which, to the best knowledge of counsel, shall be free and clear of any lien, encumbrance or adverse claim; and

 (8) Such other matters that are customary in connection with transactions of this kind.

The opinion of Buyer's counsel shall contain such limitations and qualifications as are typically associated with opinion letters delivered in transactions of the nature described in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant the following:

4.1 Organization, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Company or the business conducted by it. The Sellers have heretofore delivered to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect.

4.2 Capitalization of the Company. The authorized capital stock of the Company consists only of Two Thousand Five Hundred (2,500) shares of common stock, having no par value per share, of which, as of the date hereof, One Hundred Five (105) shares are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. The Company has no commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock and no such securities or obligations are issued or outstanding.

4.3 Consents and Approvals. Except as set forth in Schedule 4.3 there is no requirement applicable for the Company or the Sellers to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the consummation of the sale of the Shares. Except as set forth in Schedule 4.3 there is no requirement that any party to any Material Contract of the Company or the Sellers, or any license or permit for the use of Intellectual Property of the Company or loan agreement to which the Company or either of the Sellers is a party or by which it or they is or were bound, consent to the execution of this Agreement by the Sellers or to the consummation of the sale of the Shares.

4.4 Non-Contravention. Except as set forth in Schedule 4.4, the execution and delivery by the Sellers of this Agreement does not, and the consummation of the sale of the Shares will not, (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company or the Sellers are a party or by which the Company or the business conducted by it, may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Sellers or to the business conducted by the Company, excluding from the foregoing clauses (ii) and (iii) such defaults and violations as would not have a material adverse effect on the Company.

4.5 Environmental Matters. Except as set forth in Schedule 4.5, the Company has obtained all Environmental Permits required to conduct its business as it is presently being conducted including, without limitation, those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land, and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or petroleum. The Company has not received notice of, or is otherwise aware of, any facts, events or conditions which (x) interfere with, prevent, or, with the passage of time, could interfere with continued substantial compliance with any of the aforementioned environmental laws, regulations, policies, guidelines, orders, judgments or decrees, (y) may give rise to any liability (whether based in contract, tort, implied or express warranty, criminal or civil stature or otherwise) under any law, regulation, policy or guideline relating to hazardous emissions or handling hazardous substances, or (z) obligate the Company or, with the passage of time, could cause the Company to be obligated to clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resource associated therewith.

4.6 Inventory. The raw materials, work-in-process, finished goods, goods on hand for sale or refurbishing, store supplies and spare parts which are owned by the Company, wherever they are located, are hereinafter referred to as the "Inventory." The Inventory (i) is usable or, if refurbished or assembled in final form for sale, is saleable in the ordinary course of business, (ii) is sufficient but not excessive in kind or amount for the conduct of the business of the Company as it is presently being operated, and (iii) is carried on the books of the Company at an amount which reflects valuations not in excess of the lower of cost or market determined in accordance with generally accepted accounting principals applied on a consistent basis. Schedule 4.6 sets forth a list of locations of the Inventory not located on real estate subject to a Company Lease.

4.7 Accounts Receivable. The accounts receivable for the Company as of ________________, 1999, are reflected in Schedule 4.7. Such accounts receivable and those acquired by the Company subsequent to ____________, 1999, but prior to the Closing (and not collected prior to Closing) have or will have arisen in the ordinary course of business and will have been collected or be collectible in amounts not less than ninety-five percent (95%) of the aggregate amount thereof (net of reserves established in accordance with the prior practice) carried on the books of the Company. Except as reflected in Schedule 4.7, each of such accounts receivable, and those acquired after ____________, 1999, but prior to the Closing, is not and will not be the subject of a pledge or assignment, is and will be free of any and all liens, hypothecation, encumbrances and charges whatsoever, and has not been and will not be placed for collection with any attorney, collection agency or similar individual firm.

4.8 Licenses and Permits. The term "Licenses and Permits" as used herein means federal, state and local governmental licenses, permits, approvals and authorizations, whether foreign or domestic, other than Environmental Permits. The Company has all of the Licenses and Permits required to conduct its business as it is presently being conducted, all of which are in full force and effect. No written notice of a violation of any such License or Permit has been received by the Company or, to the knowledge of the Company, threatened, and no proceeding is pending or, to the knowledge of the Company, threatened, to revoke or limit any of them. The Company has no reason to believe that any of its Licenses and Permits in effect on the date hereof will not be renewed.

4.9 Compliance with Laws. In addition to the representations and warranties contained in Section 4.5 relating to environmental matters and in Section 4.8 relating to Licenses and Permits, to the best of Sellers' knowledge the Company has operated its business in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to it or its business including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of the Company. Except as is disclosed in Schedule 4.9, the Company has not received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.

4.10 Financial Statements. Sellers have previously furnished the Buyer true and complete copies of: (a) the Company's federal income tax returns for each of the four calendar years ended December 31, 1998, and (b) unaudited financial statements of the Company for the year ended December 31, 1999, including the notes thereto, together with the report on such financial statements of the Company's accountant (which annual and interim statements are herein called the "Financial Statements"). The Financial Statements fairly represent the financial position of the Company as of such dates and the results of its operations and changes in financial position for such periods and have been prepared in accordance with generally accepted accounting principals applied on a consistent basis.

4.11 Litigation. Except as set forth in Schedule 4.11, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of the Sellers, threatened, against the Company, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Company which have, or if adversely determined could reasonably be expected to have, a material adverse effect on the earnings, assets, financial condition or operations of the business conducted by the Company, or which seek specifically to prevent, restrict or delay consummation of the sale of the Shares or fulfillment of any of the conditions of this Agreement.

4.12 Absence of Changes. Except as set forth in Schedule 4.12, since December 31, 1999, there has not been:

a. any damage, destruction or loss (whether or not covered by insurance) which to the knowledge of the Sellers can reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of the business of the Company;

b. any obligation or liability involving more than $10,000 (whether matured, absolute, accrued, contingent, or otherwise) incurred by the Company;

c. any general uniform increase in the compensation of the employees of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan);

d. any increase (other than normal increases consistent with past practices and those required by law or collective bargaining agreements) in the compensation payable to any employee (including officers) of the Company;

e. any amendment to any employment agreement to which any employee of the Company is a party;

f. any sale of assets by the Company other than in the ordinary course of business;

g. any material deterioration of relations between the Company and its suppliers, financial institutions, or customers;

h. any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of the Company;

i. any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to the Company's common stock; or

j. any issuance by the Company of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock.

Since December 31, 1999, except as set forth in Schedule 4.12, the Company has not operated its business other than in the ordinary and usual course and in a manner consistent with past practices.

4.13 No Undisclosed Liabilities. Except as set forth in Schedule 4.13, the Company does not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, including, without limitation, any uninsured liabilities which were not accrued or reserved against in the Financial Statements other than those incurred after December 31, 1998, in the ordinary course of business of which in the aggregate do not or cannot reasonably be expected to have a material adverse effect upon the earnings, assets, financial condition or operations of the Company.

4.14 Title to Properties. The Company does not own any Real Property. The Company has good title to all of the personal property, tangible and intangible, owned by it, free and clear of any liens, charges, pledges, security interest of other encumbrances other than those reflected in the Financial Statements heretofore delivered to Buyer.

4.15 Leases. Schedule 4.15 sets forth a complete and correct list of each agreement to lease into which the Company has entered, whether as a lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property which may be canceled upon not more than 60 days notice or require the payment of not more than $100 per month. The agreements listed in Schedule 4.15 are referred to herein as the "Leases" (each a "Lease"). Except as set forth in Schedule 4.15, neither the Company nor, to the knowledge of the Sellers, any other party hereto has breached any such Lease and, to the knowledge of the Sellers, no event has occurred which, with the giving of notice or the passage of time or both, would cause a default under, or permit the termination, modification or acceleration of any such Lease by any party thereto. Complete copies of all of the Leases have been delivered to the Buyer.

4.16 Intellectual Property. The term "Intellectual Property" as used herein means the rights of the owner thereof in all trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights. The Company owns or is licensed or otherwise has the right to use all of the Intellectual Property which is being used in its business as it is presently being conducted. There is no claim, suit, action or proceeding, pending or, to the knowledge of the Sellers or the Company, threatened, against the Company asserting that its use of any Intellectual Property infringes the rights of any third party or otherwise contesting the Company's rights with respect to any Intellectual Property, and no third party is known to the Sellers to be infringing upon the rights of the Company in the Intellectual Property of the Company. Furthermore, to the knowledge of Sellers, no party is infringing upon the rights of the Company in the Company's Intellectual Property. All letters, patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property of the Company are valid and subsisting and have been properly maintained.

4.17 Material Contracts. Schedule 4.17 sets forth a complete and correct list of each Material Contract of the Company. Except as set forth in Schedule 4.17, all of the Material Contracts of the Company are in full force and effect and to the knowledge of Sellers there has not occurred, with respect to any such Material Contract, any default or event of default, which, with or without due notice of with the lapse of time, or both, would constitute a default or event of default on the part of the Company or, to the knowledge of the Sellers or the Company, any other party thereto. Complete copies of all the Material Contracts of the Company have been delivered to Buyer.

4.18 Condition of Tangible Assets. The tangible personal property which belongs to the Company shall be operable on the Closing Date. In all other respects, such property shall be accepted by Buyer in "as is, where is" condition.

4.19 Insurance. The Company has insurance contracts in force for such coverages and amounts as are set forth in Schedule 4.19.

4.20 Labor Matters. Schedule 4.20 sets forth a complete and correct list of each collective bargaining agreement covering employees of the Company. There are no controversies pending or, to the knowledge of Sellers, threatened between the Company and any of its employees which affect, or can reasonably be expected to affect, materially and adversely, its earnings, assets, financial condition or operations of the business conducted by the Company, or relate to any specific effort to prevent, restrict or delay consummation of the sale of the Shares.

4.21 Employee Benefit Plans.

a. Schedule 4.21 lists all Pension Plans, all Welfare Plans of the Company, and all incentive, vacation and other similar plans that are maintained by the Company with respect to its employees or to which the Company has contributed or is now contributing on behalf of its employees.

b. As to each of the Pension Plans, the Company has complied, in all material respects, with all applicable laws and regulations in administering such plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code. No prohibited transaction, as defined in Section 4975 of the Internal Revenue Code, has occurred with respect to any of such Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in Section 412 of the Internal Revenue Code, whether or not waived.

c. As to each of the Welfare Plans and other Company employee benefit plans and programs (including, without limitation, the plans listed on Schedule 4.21), the Company has complied, in all material respects, with all applicable laws and regulations in the administration thereof including, without limitation, the provisions of ERISA when applicable.

d. The Company has not terminated any of its Pension Plans of incurred any material liability to the PBGC under Section 4001, et seq. of ERISA and, to the knowledge of Sellers, no condition exists that could reasonably be expected to cause the Company to incur any such liability. All premiums payable to the PBGC have been paid when due.

4.22 Tax Matters.

a. The provisions made for taxes in the Financial Statements are sufficient for the payment of all Taxes of the Company, whether or not disputed, which are properly accruable. There are no agreements by the Company for the extension of time, or waiver of any statute of limitations, for the assessment of any taxes, and all taxes due and payable by the Company on or before the date of this Agreement have been paid or provided for, and are not delinquent, except as otherwise provided in Schedule 4.22.

b. The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

c. The Company has withheld and paid all Taxes required to have been withheld and paid through March 31, 2000, in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

d. Neither of the Sellers expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Schedule 4.22, there is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which either of the Sellers has knowledged based upon personal contact with any agent of such authority. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1999.

4.23 Finders. No broker, finder or investment banker is entitled to any fee or commission from the Sellers or the Company for services rendered on behalf of the Sellers or the Company in connection with the transactions contemplated by this Agreement, except as otherwise provided in Schedule 4.23.

4.24 Full Disclosure. None of the representations and warranties of sellers which are made in Article IV of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.25 Insider Interests. Except as listed in Schedule 4.25 no Affiliate of the Company or the Sellers (other than the Company) (i) competes with or is involved in or has a direct or indirect interest in any business entity which competes with the business conducted by the Company, (ii) has any agreement with the Company, or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business of the Company, except as a stockholder or employee of the Company.

4.26 Insider Transactions. Schedule 4.26 sets forth a correct and complete statement of (a) the amounts and other essential terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of the Company to or from any past or present officer, director, employee, partner or stockholder thereof or any person related to, controlled by or under common control of any of the foregoing and (b) all transactions, together with their essential terms, between such persons and the Company during the past two years.

4.27 No Interest in Competitors, Etc. Except as set forth in Schedule 4.27, neither the Sellers nor any officer or director of the Company, nor any Affiliate of any of the foregoing, directly or indirectly owns any interest in or controls or is an employee, agent, member, principal, officer, director, or partner of, or participant in, or consultant to any corporation, partnership, limited liability company, sole proprietorship, limited partnership, joint venture, association, or other entity which is a competitor, supplier or customer, of the Company.

4.28 Purchase and Sale Obligations. All unfilled purchase and sale orders and other commitments for purchases and sales made by the Company were made in the usual and ordinary course of its business. None of such orders or commitments call for deliveries thereunder beyond a period of 90 days from the Closing Date with the exception of normal outstanding maintenance and service contracts.

4.29 Books and Records. The books of account and other financial and corporate records of the Company are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in the Financial Statements. The minute books of the Company as previously made or to be made available to Buyer contained accurate records of all meetings.

4.30 Bank and Safe Deposit Arrangements. Schedule 4.30 sets forth a correct and complete list of each bank account and safe deposit box maintained by the Company, and the names of all persons authorized to deal with such accounts and safe deposit boxes.

ARTICLE V
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants as of the date of execution of this Agreement and as of Closing as follows:

5.1 Organization, Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Company or the business conducted by it. The Buyer has heretofore delivered to Sellers complete and correct copies of the articles of incorporation and bylaws of the Buyer, as currently in effect.

5.2 Capitalization of the Buyer. The authorized capital stock of the Buyer consists only of (i) 7,000,000 shares of common stock, $.01 par value, of which, as of the date hereof, 5,655,358 shares are issued and outstanding.

5.3 Consents and Approvals. There is no requirement applicable for the Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the consummation of the sale of the Buyer Shares, nor is there any requirement that any party to any Material Contract of the Buyer, or any license or permit for the use of Intellectual Property of the Buyer or loan agreement to which the Buyer is a party, or by which it is bound, consent to the execution of this Agreement by the Buyer or to the consummation of the sale of the Buyer Shares.

5.4 Non-Contravention. Except as set forth in Schedule 5.4, the execution and delivery by the Buyer of this Agreement does not, and the consummation of the sale of the Buyer Shares will not, (i) violate or result in a breach of any provision of the articles of incorporation or bylaws of the Buyer, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Buyer is a party or by which the Buyer or the business conducted by it, may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or to the business conducted by the Buyer, excluding from the foregoing clauses (ii) and (iii) such defaults and violations as would not have a material adverse effect on the Buyer.

5.5 Corporate Authority and Resolutions. The Buyer's Board of Directors has adopted resolutions authorizing the Buyer's execution of this Agreement as of the date hereof and shall adopt such additional resolutions as may be necessary authorizing the Buyer's execution of documents and closing as contemplated by this Agreement.

5.6 Validity of Shares to be Issued. The Buyer Shares to be issued to the Sellers as a result of the purchase and sale of the Shares have been duly authorized as required under all applicable laws and, upon delivery thereof pursuant to the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

5.7 Current Information. The Buyer has previously delivered to Sellers (a) a true and complete copy of Buyer’s Statement of Operations and Statement of Cash Flows for the years ended October 31, 1997, 1998, and 1999, and unaudited financial statements for the three months ended January 31, 2000, which have been prepared according to generally accepted accounting principles; (b) Form 10-KSB filed by the Buyer with the Securities and Exchange Commission for the year ended October 31, 1999; (c) Form 10-QSB filed by the Buyer with the Securities and Exchange Commission for the period ended January 31, 2000; and (d) certain other non-public information relating to the business and affairs of the Buyer, and will continue to furnish such information to the Sellers until the Closing. The financial information with respect to Buyer included in the aforementioned documents fairly represent the financial condition of the Buyer and the results of its operations and changes in financial position for the periods for which they were prepared. At the time of mailing or delivery thereof to the Sellers, none of such documents or information contained or will contain an untrue statement of a material fact or omitted or will omit to stated material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.8 Authorization of Transactions; Securities Compliance. By the Closing Date, the Buyer's Shares to be issued to the Sellers on the consummation of the transactions contemplated hereunder will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and shall have been exempt or registered or qualified under the securities or blue sky laws of New Jersey for issuance upon the Closing Date. The Buyer's Shares, when issued in accordance with the terms of this Agreement, will be fully paid and non-assessable.

5.9 No Registration Rights. Except as provided in Section 7.9 of this Agreement, neither of the Sellers has entered into any agreement with the Buyer granting or providing for registration rights with respect to the Buyer's Shares to be delivered to Sellers pursuant to this Agreement.

5.10 No Brokers or Commissions. The Buyer has not engaged any broker, finder or similar individual in connection with this transaction for which Sellers shall have any liability.

5.11 Binding Agreement. The execution, delivery and performance of this Agreement and the other instruments contemplated by this Agreement by Buyer have been duly authorized by all necessary corporate action of the Buyer. This Agreement has been duly executed and delivered to the Sellers by the Buyer and constitutes the legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms.

5.12 No Violation. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, violate, contravene or conflict with or result in a breach of or constitute a default under (i) any writ, order, judgment or decree of any court arbitrator or governmental agency applicable to the Buyer; (ii) the articles of incorporation or bylaws of the Buyer; (iii) any contract, lease or other agreement to which the Buyer is a party or by which the Buyer is bound; or (iv) to the best knowledge of the Buyer, any law, rule or regulation applicable to the Buyer.

5.13 Litigation. Except as set forth in Schedule 5.13, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of the Buyer, threatened, against the Buyer, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Buyer which have, or if adversely determined could reasonably be expected to have, a material adverse effect on the earnings, assets, financial condition or operations of the business conducted by the Buyer, or which seek specifically to prevent, restrict or delay consummation of the sale of the Buyer Shares or fulfillment of any of the conditions of this Agreement.

5.14 No Undisclosed Liabilities. Except as set forth in Schedule 5.14, the Buyer does not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, including, without limitation, any uninsured liabilities which were not accrued or reserved against in the Financial Statements other than those incurred after January 31, 2000, in the ordinary course of business or which in the aggregate do not or cannot reasonably be expected to have a material adverse effect upon the earnings, assets, financial condition or operations of the Buyer.

5.15 Intellectual Property. The Buyer owns or is licensed or otherwise has the right to use all of the Intellectual Property which is being used in its business as it is presently being conducted. There is no claim, suit, action or proceeding, pending or, to the knowledge of the Buyer, threatened, against the Buyer asserting that its use of any Intellectual Property infringes the rights of any third party or otherwise contesting the Buyer's rights with respect to any Intellectual Property, and no third party is known to the Buyer to be infringing upon the rights of the Buyer in the Intellectual Property of the Buyer. Furthermore, to the knowledge of Buyer, no party is infringing upon the rights of the Buyer in the Buyer's Intellectual Property. All letters, patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property of the Buyer are valid and subsisting and have been properly maintained.

5.16 Compliance with Laws; Regulatory Matters. Buyer is in compliance in all material respects with all laws, rules and regulations, all orders, directives and supervisory letters of, and all agreements, memoranda of understanding or similar arrangements with, regulatory authorities and all other legal requirements applicable to Buyer or Buyer's businesses; and Buyer is not subject to any order, directive or supervisory letter of, or agreement, memorandum or understanding or similar arrangement (including board resolutions adopted at the request of regulatory authority) with, any regulatory authority restricting its operations or, restricting it from taking any action or requiring that certain actions be taken, and Buyer has no knowledge that any such order, directive, supervisory letter, agreement, memorandum or understanding or similar arrangement is threatened, contemplated or under consideration by any regulatory authority.

5.17 Absence of Certain Changes. Since January 31, 2000, there has not been any material adverse change in the financial condition, results of operations or business of Buyer.

ARTICLE VI
INVESTMENT REPRESENTATIONS

Sellers hereby jointly and severally represent, warrant, acknowledge and covenant to Buyer and its officers, directors, agents and professional advisors, as follows:

6.1 Opportunity to Examine. Sellers have examined or have had an opportunity to examine, and to ask questions of the management of Buyer about, all applicable documents and such applicable information as are relevant to the transactions described herein, including the delivery by Buyer of Buyer's Shares and about Buyer and Buyer's business.

6.2 No Presentations as to Profit or Loss. No representation or warranty of any kind has been made to Sellers with respect to the percentage of profit and/or amount or type of consideration, profit or loss that are to be realized, if any, as a result of the acquisition of the Buyer's shares and that in entering into this transaction Sellers are not relying upon any information other than that derived from the results of their own independent investigation, or the investigation of their counsel and other professional advisors, or from information furnished in writing by the Buyer to them.

6.3 Buyer Shares Not Registered. Sellers understand that the sale of the Buyer's Shares to Sellers has not been registered under the Act nor under the securities laws of any state in reliance on exemptions therefrom for non-public offerings, and further understand that the Buyer's shares have not been approved or disapproved by the Securities and Exchange Commission nor has any state securities administrator or agency passed on the accuracy or adequacy of any written information provided by Buyer to Sellers.

6.4 Investment Intent. Sellers are acquiring the Buyer's shares for their own account for investment purposes only and not with a view to the sale or other distribution thereof, in whole or in part.

6.5 Reliance on Representations. Sellers acknowledge that Sellers understand the meaning and legal consequences of the representations, warranties, acknowledgments and covenants in this Article VI and that Buyer has relied and will rely thereon.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1 Conduct of Business by Company.

a. The Sellers warrant and represent that from the date hereof until the Closing, the Company will (a) conduct its business only in the ordinary and usual course and in a manner consistent with past practices, (b) maintain in good repair, at its expense, all of its properties, and (c) use its best efforts to preserve its relationship with suppliers, customers, dealers and others having business relationships with the Company. The Sellers will cause the Company to notify Buyer of any emergency or material change in the normal conduct of the business or operations of the Company, the threat of or initiation of any material litigation against the Company, and the initiation of any investigation of the Company by any party, whether private or governmental.

b. The Buyer warrants and represents that from the date hereof until the Closing, the Buyer will (a) conduct its business only in the ordinary and usual course and in a manner consistent with past practices, (b) maintain in good repair, at its expense, all of its properties, and (c) use its best efforts to preserve its relationship with suppliers, customers, dealers and others having business relationships with the Buyer. The Buyer will notify Sellers of any emergency or material change in the normal conduct of the business or operations of the Buyer, the threat or initiation of any material litigation against the Buyer, and the initiation of any investigation of the Buyer by any party, whether private or governmental.

7.2 Investigation of Business and Properties; Additional Data. From the date hereof until the Closing, the Sellers should cause the Company to afford Buyer and its attorneys, accountants, financial advisors and other representatives complete access at all reasonable times to its offices, and to the officers, employees, properties, contracts, and books and records of the Company. In addition, the Sellers and Buyer shall furnish to each other such financial, operating and additional data as the Sellers or Buyer may reasonably request concerning the business, operations, properties and personnel of the Company or the Buyer.

7.3 Confidentiality. Pursuant to the provisions of this Agreement, Sellers and Buyer have supplied and will supply to each other certain documents and information for use in investigating the business of the Company and the Buyer. Such material is hereinafter referred to as "Evaluation Material." Buyer and the Sellers agree to hold in confidence any Evaluation Material they have received or will receive and not to disclose all or any part of such material to anyone except their officers, directors, employees, professional advisors, or other representatives who need such information to perform their respective duties and who have been informed of the confidential nature of such material and directed to treat it confidentially. If this Agreement is terminated, Sellers and Buyer will return or cause to be destroyed and will not retain, or permit any person to whom it has given copies thereof to retain, the originals or any copies of any documents constituting a part of the Evaluation Material and after termination Sellers and Buyer will continue to honor the confidentiality agreement contained herein and will not disclose, directly or indirectly, any information obtained from the Evaluation Material. The confidentiality agreement contained in this Section 7.4 will terminate upon the earlier of three years after the date hereof of upon consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the parties may use and disclose any such information to the extent that (a) it had acquired such information on a non-confidential basis prior to receipt thereof from the other party, (b) such information has become generally available to the public, (c) such information is provided to a party by a third party who has obtained such information other than as a result of a breach of this Agreement. Furthermore, either party may disclose such information to the extent that it is required to do so in order to comply with a governmental or judicial order or decree, but upon receiving notice that any such order or decree is being sought, it will promptly notify the other party.

7.4 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section. Notwithstanding the foregoing, neither party shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except for a payment otherwise required of it, to obtain any consent, waiver, authorization, order or approval, and if, despite such efforts, either party is unable to obtain any consent, wavier, authorization, order of approval the other party may terminate this Agreement and shall have no liability therefor.

7.5 Further Assurances. The parties will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, the parties will, at the request of any other party, at or after the closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as any other party may reasonably deem necessary or desirable to implement any provision of this Agreement.

7.6 Expenses. Whether or not the Merger is consummated all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

7.7 Bankruptcy Protection. In the event Buyer should file a Petition in the Bankruptcy Court or should a claim of bankruptcy be made against Buyer by any of its creditors; should there be the appointment of a Receiver (voluntary or involuntary); should there be an insolvency, a request for Reorganization, an Assignment for the benefit of creditors or any other act, voluntary or involuntary, evidencing an inability by Buyer to remain solvent and pay its creditors; then and in that event, and upon the happening of same, Orthogen, upon 10 work days written notice, tender to Bio-Lok all common stock shares of Bio-Lok acquired as a result of the Stock Purchase Agreement as well as any other shares which signers to this Agreement, or any of their affiliates or related parties may have acquired from the date of closing, up through the date of the aforesaid notice. At such time, Bio-Lok agrees to accept all of the shares being tendered and in consideration thereof, will simultaneously tender all shares of Orthogen acquired at the closing of this Agreement to all Parties who tendered their shares of Orthogen at the closing of this Agreement. Upon this exchange of stock Orthogen will cease to be a subsidiary of Bio-Lok. This provision will expire and become null and void as of 36 months from the date of consummation of this Agreement.

7.8 Treatment of Intellectual Property as Relates to Section If Orthogen is returned to Bio-Lok based on Section 7.7, above, then the intellectual property originally acquired will be returned with Orthogen; but, Bio-Lok shall retain the non-exclusive rights to all patents originally acquired and patents pending due to Bio-Lok࿃s initiative and funding, and all patents initiated and caused to have been completed by Bio-Lok shall be and remain the exclusive property of Bio-Lok. It is further agreed by Bio-Lok that for all patent rights retained and classified as non-exclusive rights, Bio-Lok will remain to be obligated and insure that royalty payments are paid.

7.9 Sellers’ Indemnification. Sellers hereby agree to jointly and severally indemnify and hold harmless Buyer from and against any and all debts, suits, controversies, claims, or obligations of any kind arising from, relating to, or pertaining to any grant, contract, or other obligation of the Company except those grants, contracts or obligations specifically disclosed by Sellers to Buyer in this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

The following are certain conditions precedent to Buyer's obligation to purchase the Shares. Notwithstanding these or any other conditions or any other provision of this Agreement, Buyer shall have no obligation to purchase the Shares if it notifies the Sellers orally or in writing at or prior to Closing that it will not purchase the Shares. In the event that the Buyer notifies Sellers that it will not purchase the Shares, Buyer shall have no obligation to Sellers and this Agreement shall be null and void.

8.1 Accuracy of Representations and Warranties. The representations and warranties of the Sellers herein contained shall be true on and as of Closing with the same force and effect as though made on and as of Closing, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.

8.2 Absence of Default. No condition or event which constitutes an event of default hereunder by Sellers or which, after notice and lapse of time, or both, would constitute an event of default hereunder by Sellers shall have occurred and be continuing.

8.3 Absence of Material Damage to or Expropriation of Property. Between the date of this Agreement and the Closing, there shall not have occurred (1) any material casualty to any facility, property, equipment or inventory owned by the Company, or (2) any material condemnation, seizure, expropriation or liquidation by any governmental authority or any officer or instrumentality thereof of facilities, property, equipment or inventory owned by the Company.

8.4 Absence of Liens. There will have been no liens recorded after the execution of this Agreement but prior to Closing with respect to any personal, real or mixed property owned by the Company.

8.5 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by counsel for Buyer, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

8.6 Accountants' Letter. Buyer shall have received a letter from Weinberg & Company, P.A., dated as of Closing, in form and substance satisfactory to Buyer, to the effect that on the basis of a review of the accounting records of the Company, consultations with officers of the Company, and other procedures and inquiries deemed appropriate by such accountants, nothing has come to their attention which indicates that during the period from October 31, 1999, to a specified date not more than five days prior to the Closing there has been any material adverse change in the financial condition or results of operations of the Company.

8.7 Legal Opinion. Buyer shall have received the legal opinion of Sellers' counsel in accordance with Section 3.6(a) hereto.

8.8 Satisfaction with Respect to Financial Condition and Performance. Buyer must be satisfied that each and every representation made by Sellers regarding the Financial Statements and the financial condition of the Company shall be true, complete and accurate in all material respects as of Closing. Without limiting the foregoing, Buyer must be satisfied that: (i) the Financial Statements shall have been prepared on an accrual basis of accounting, consistent with prior years, and in accordance with generally accepted accounting principles; and (ii) except as specifically disclosed in the Financial Statements, there has been no distribution to shareholders or others or bonuses made to employees.

8.9 Continuity of Business Relationships. Buyer shall be satisfied that the Company's customer, vendor, financial institution(s), insurance carrier and employee relations are satisfactory as at the Closing Date.

ARTICLE IX
CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

The following are certain conditions precedent to Sellers' obligation to sell the Shares and purchase the Buyer Shares. Notwithstanding these or any other conditions or any other provision of this Agreement, Sellers shall have no obligation to sell the Shares and purchase the Buyer Shares if they so notify Buyer orally or in writing at or prior to Closing. In the event that the Sellers notify Buyer that they will not complete closing of the transactions described herein, Sellers shall have no obligation to Buyer and this Agreement shall be null and void.

9.1 Accuracy of Representations and Warranties. The representations and warranties of the Buyer herein contained shall be true on and as of Closing with the same force and effect as though made on and as of Closing, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.

9.2 Absence of Default. No condition or event which constitutes an event of default hereunder by Buyer or which, after notice and lapse of time, or both, would constitute an event of default hereunder by Buyer shall have occurred and be continuing.

9.3 Absence of Material Damage to or Expropriation of Property. Between the date of this Agreement and the Closing, there shall not have occurred (1) any material casualty to any facility, property, equipment or inventory owned by the Buyer, or (2) any material condemnation, seizure, expropriation or liquidation by any governmental authority or any officer or instrumentality thereof of facilities, property, equipment or inventory owned by the Buyer.

9.4 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by counsel for Sellers, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

9.5 Accountants' Letter. Sellers shall have received a letter from Ira A. Ginsberg, CPA, dated as of Closing, in form and substance satisfactory to Sellers, to the effect that on the basis of a review of the accounting records of the Buyer, consultations with officers of the Buyer, and other procedures and inquiries deemed appropriate by such accountants, nothing has come to their attention which indicates that during the period from December 31, 1999, to a specified date not more than five days prior to the Closing there has been any material adverse change in the financial condition or results of operations of the Buyer.

9.6 Legal Opinion. Sellers shall have received the legal opinion of Buyer's counsel in accordance with Section 3.7(b) hereto.

9.7 Satisfaction with Respect to Financial Condition and Performance. Sellers must be satisfied that each and every representation made by Sellers regarding the financial condition of the Buyer shall be true, complete and accurate in all material respects as of Closing.

9.8 Continuity of Business Relationships. Sellers shall be satisfied that the Sellers' customer, vendor, financial institution(s), insurance carrier and employee relations are satisfactory as at the Closing Date.

ARTICLE X
INDEMNIFICATION

10.1 Buyer's Right to Indemnification. Sellers jointly and severally undertake and agree to hold Buyer harmless against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees, incurred or suffered by Buyer arising from (i) the breach, misrepresentation or other violation of any covenants, warranty or representation of or by Sellers contained in this Agreement, and (ii) all liabilities of the Company not disclosed in writing to Buyer prior to the execution of this Agreement. This indemnity provision shall survive Closing for a period of one (1) year.

10.2 Sellers' Right to Indemnification. Buyer undertakes and agrees to hold Sellers harmless against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees incurred or suffered by Sellers arising from the breach, misrepresentation or other violation of any covenants, warranty or representation by Buyer contained in this Agreement. This indemnity provision shall survive Closing for a period of one (1) year.

10.3 Procedure. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "Indemnified Party") shall given written notice thereof to the other party (the "Indemnitor") promptly (but in no event more than ten (10) days) after it learns of the existence of such claim or proceeding. Any claim for indemnification hereunder shall be accompanied by evidence demonstrating the Indemnified Party's right or possible right to indemnification, including a copy of all supporting documents relevant thereto. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same; provided, however, that no settlement or compromise shall be effected without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, and provided further that in the event the Indemnified Party does not consent to a bona fide offer of settlement made by a third party and the settlement involves only the payment of money, then the Indemnitor may, in lieu of payment of such settlement to such third party, pay such amount to the Indemnified Party. After the payment to the Indemnified Party, the Indemnitor shall have no further liability with respect to such claim or proceeding and the Indemnified Party shall assume full responsibility to defend the same. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim or proceeding, the Indemnitor shall not be liable to the Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's reasonable judgment, it is advisable for the Indemnified Party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnified Party. The parties will fully cooperate in any such action, making available to each other books or records for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within ten (10) days after receiving notice of the claim or proceeding from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor (but subject to the Indemnitor's right subsequently to contest through appropriate proceedings its obligation to provide indemnification), in any way which the Indemnified Party deems in its best interest.

10.4 Limitations on Indemnification Rights. Indemnification shall be due only to the extent of the loss or damage actually suffered (i.e., reduced by any offsetting or related asset or service received and by any recovery from any third party, such as an insurer), net after the amount equal to any reduction in federal, state or local income, franchise or other taxes occasioned by such loss or damage (even though the tax return by which such reduction would have been realized is not yet due), but including an amount equal to any increase in federal, state and local income, franchise or other taxes occasioned by the indemnification payment and then only to the extent of the excess over the Agreed De Minimis Amount (hereinafter defined). The Indemnitor shall be subrogated to all rights of the Indemnified Party against any third party with respect to any claim for which indemnification is paid. Notwithstanding the foregoing, (i) the Indemnitor shall not be liable to the Indemnified Party for any individual misrepresentation, breach of warranty or violation of covenant where the otherwise indemnifiable amount does not exceed $5,000 and, as regards all such indemnifiable misrepresentations or breaches of warranty that do not exceed $5,000, the Indemnitor shall not be liable except to the extent that the aggregate amount thereof exceeds $5,000 (such sum being herein referred to as the "Agreed De Minimis Amount") and (ii) in the event that Sellers are the Indemnitor, Sellers' liability to pay in respect of the indemnification obligations shall not exceed the cumulative total amount of Five Hundred Thousand Dollars ($500,000).

ARTICLE XI
GENERAL PROVISIONS

11.1 Expenses. Each party shall pay its own expenses incident to the negotiation and preparation of this Agreement and the transactions contemplated hereby. All other recording costs for bills of sale and other instruments of transfer, and all stamp, sales, use and transfer taxes in connection with the purchase and sale of shares shall be paid by the transferring party.

11.2 Notices. All notices, requests, demands and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally with a receipt, when delivered by an overnight courier service or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)	To: Sellers:	Mr. Harold Alexander Mr. John Ricci 530 Morris Avenue, Suite 204 Springfield, NJ 07081

Ms. Harriet Naiman 160 Lancaster Terrace Brookline, MA 02446

Ms. Margaret Miller 2388 Bryant Avenue Westfield, NJ 07076

	With a copy to:	Shelton H. Altwarg, Esq. Sussman and Altwarg 329 Belleville Avenue P.O. Box 350 Bloomfield, NJ 07003

(b)	To Buyer:	Bio-Lok International, Inc. 312 S. Military Trail Deerfield Beach, Florida 33442 Attn: Bruce Hollander, President

With a copy to:	Siegel, Lipman, Dunay & Shepard 5355 Town Center Road, Suite 801 Boca Raton, FL 33486 Attn: Jonathan L. Shepard, Esquire

Either party may change its address for notices by written notice to the other given pursuant to this paragraph.

11.3 Certain Breaches.  Neither party shall have any liability to the other party with respect to a breach by a party of which the other party has received written notice at or prior to Closing.

11.4 Prior Negotiations. This Agreement supersedes in all respects all prior and contemporaneous oral and written negotiations, understandings and agreements between the parties with respect to the subject matter hereof. All of said prior and contemporaneous negotiations, understandings and agreements are merged herein and superseded hereby.

11.5 Entire Agreement; Amendment. This Agreement and the Exhibits to this Agreement set forth the entire understanding between the parties in connection with the transaction contemplated herein, there being no terms, conditions, warranties or representations other than those contained herein, referenced herein or provided for herein. Neither this Agreement nor any term or provision hereof may be altered or amended in any manner except as an instrument in writing signed by the party against whom the enforcement of any such change is sought.

11.6 Exhibits. The Exhibits attached hereto or referred to herein are a material part of this Agreement, as if set forth in full herein.

11.7 Severability. If any term of this Agreement is illegal or enforceable at law or in equity, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of any applicable law or laws and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

11.8 Survival of Representations and Warranties. Unless otherwise specifically noted herein, the several representations, warranties and covenants of the parties contained herein shall survive the closing for a period of three (3) years from the Closing date. Thereafter neither party shall have any liability to the other based upon any of the representations, warranties and covenants set forth herein.

11.9 Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of either party at any time to require performance by the other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same, (ii) no waiver by either party of any default by the other shall be taken or held to be a waiver by such party of any other preceding or subsequent default, and (iii) no extension of time granted by either party for the performance of any obligation or act by the other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

11.10 Number and Gender. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

11.11 Headings and Cross-References. The headings of this Agreement are included for convenience of reference only, and shall in no way limit or affect the meaning or interpretation of the specific provisions hereof. All cross-references to paragraphs herein shall mean the paragraphs of this Agreement unless otherwise stated or clearly required by the context. All references to Exhibits herein shall mean the Exhibits to this Agreement. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context.

11.12 Choice of Laws. This Agreement is to be construed and governed by the laws of the State of Florida, except for the choice of law rules utilized in that jurisdiction.

11.13 Arbitration. Any dispute arising under or related to this Agreement that the parties are unable to resolve by themselves shall be settled by arbitration in Fort Lauderdale, Florida, by a panel of three arbitrators. Sellers together with Buyer shall each designate one disinterested arbitrator and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as accountants, appraisers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on the parties. Costs and expenses of the arbitration proceeding shall be assessed between the parties in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. No action at law or suit in equity based upon any claim arising out of or relating to this Agreement shall be instituted in any court by a party against another except an action to compel arbitration pursuant to this paragraph, an action to enforce the award of the arbitration panel rendered in accordance with this paragraph, or a suit for specific performance as may be specifically provided herein.

11.14 Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

11.15 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to (i) confer any rights or remedies on any person other than the parties and their respective successors and assigns, (ii) relieve or discharge the obligation or liability of any third party, or (iii) or give any third party any right of subrogation or action against any party hereto.

11.16 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were on the same instrument. Each of the counterparts, when signed, shall be deemed to be an original, and all of the signed counterparts together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

WITNESS/ATTEST:	SELLERS:

/s/ Harold Alexander
Harold Alexander

/s/ John Ricci
John Ricci

/s/ Harriet Naiman
Harriet Naiman

/s/ Margaret Miller
Margaret Miller

ORTHOGEN CORPORATION, a New Jersey corporation

By:
(Title)

BUYER: BIO-LOK INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ Bruce Hollander
Bruce Hollander, President